Perma-Fix Reports Results for the First Quarter of 2007

Acquisition of PEcoS Scheduled to Close During Second Quarter

Treatment of Special Waste to Commence at M&EC South Bay During the Second Quarter

ATLANTA, May 9 /PRNewswire-FirstCall/ -- Perma-Fix Environmental Services, Inc. (Nasdaq: PESI; BSE: PESI; Germany: PES.BE) today announced financial results for the first quarter ended March 31, 2007.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, "The Nuclear Segment continues to be our primary focus as the long-term growth driver for our business. Although Nuclear Segment revenues were relatively flat over the first quarter of last year, we expect to resume strong organic growth for the full year as we completed construction on our M&EC south bay special waste processing area and will begin treatment of these special wastes during the second quarter and remainder of the year. Additionally, we are on track to complete our acquisition of Nuvotec USA, Inc. and its wholly owned subsidiary, Pacific EcoSolutions, Inc. (PEcoS) during the second quarter of 2007. PEcoS is located adjacent to the Department of Energy's Hanford site, one of the largest and most expensive environmental clean-up projects in the nation. By combining our new operations at the PEcoS facility, with our proven waste treatment technologies, we anticipate playing a major role in the government's massive cleanup project underway at Hanford."

Dr. Centofanti continued, "Throughout 2006, we deliberately culled low- margin contracts within our Industrial Segment, which is reflected in our first quarter 2007 results. The planned turnaround within our Industrial Segment has taken longer than anticipated; however, we remain focused on replacing these contracts with higher margin business, while taking aggressive steps to further reduce expenses."

Dr. Centofanti continued, "We are also pleased with our insurer's decision to withdraw its prior denial of coverage and its agreement to defend and indemnify us and our Dayton, Ohio subsidiary in the previously disclosed lawsuit brought against our Dayton, Ohio subsidiary by a citizens' group and the federal government alleging, among other things, that our Dayton subsidiary was operating without appropriate air permits. Our insurer's decision to defend and indemnify us and our subsidiary is subject to the insurer's reservation of rights to deny indemnity pursuant to various provisions and exclusions of the policy, including, without limitation, payment of any civil penalties and fines, as well as the insurer's rights to recoup any defense cost it has advanced in the event that it is determined that the policy provides no coverage."

Dr. Centofanti further stated that, "In addition to the time spent addressing this lawsuit, we have accumulated approximately $2.7 million in legal and other out of pocket expenses through the end of the first quarter of 2007, including approximately $1.2 million in the first quarter of 2007. We are currently negotiating with our insurer as to the amount of the legal and out of pocket expenses that we have incurred to date that our insurer will reimburse us. To date none of these expenses have been reimbursed or recognized for accounting purposes as a reduction in our administrative costs."

Dr. Centofanti concluded, "We are also pleased that our Dayton, Ohio subsidiary has been able to negotiate an agreement in principle to settle the federal government's portion of this lawsuit, subject to execution of a definitive consent agreement and other conditions. As part of the agreement in principle, the parties are to finalize a formal consent agreement, subject to the court's approval, which will require our subsidiary to address relevant air pollution control regulations and permit requirements. In addition, the agreement in principle provides that our subsidiary is to pay a civil penalty of $800,000, which, at this time, we expect will be clarified in the consent agreement to allow our subsidiary to pay a portion in cash and the balance in various supplemental environmental projects consisting of investments in our subsidiary's facility and/or local community and other projects. The agreement in principle with the federal government does not address the citizen's suit portion of the lawsuit, and, as a result, we expect the citizen's suit to continue after finalization of the settlement with the federal government."

Financial Results

Revenues for the first quarter of 2007 were $20.2 million versus $21.1 million for the same period last year. Revenue for the Nuclear Segment was $12.3 million versus $12.2 million for the first quarter of 2006. Revenue for the Industrial segment was $7.2 million versus $8.2 million in the same period last year, reflecting the Company's efforts to replace lower margin contracts. Loss from operations for the first quarter was $633,000, versus operating income of $1.6 million for the same period last year. Operating income for the first quarter included approximately $1.2 million of legal expenses related to the company's ongoing litigation at its Dayton, Ohio facility, compared to $122,000 for the same period last year. Net loss applicable to common stock for the first quarter of 2007 was $1.1 million, or $0.02 per share, versus net income of $678,000 or $0.02 per share, for the same period last year.

The Company's EBITDA was $473,000 during the quarter ended March 31, 2007, as compared to $2.3 million for the same period of 2006. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States ("GAAP"), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers' ability to understand the Company's operating performance. The Company's management utilizes EBITDA as a means to measure performance. The Company's measurements of EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA, a non-GAAP measure, to net income for the three months ended March 31, 2007 and 2006.

	Quarter Ended March. 31,
(In thousands)	2007	2006

Net Income, as reported	$(1,084)	678

Adjustments:
Depreciation & Amortization	1,217	1,194
Interest Income	(88)	(33)
Interest Expense	254	375
Interest Expense - Financing Fees	48	49
Income Tax Expense	126	72

EBITDA	$473	2,335

The tables below present certain financial information for the business segments, excluding allocation of corporate expenses:

	Quarter Ended March 31, 2007
(In thousands)	Industrial	Nuclear	Engineering

Net revenues	$7,234	12,344	577
Gross profit	1,290	4,431	169
Segment profit (loss)	(1,683)	2,153	49

	Quarter Ended March 31, 2006
(In thousands)	Industrial	Nuclear	Engineering

Net revenues	8,222	12,158	738
Gross profit	1,777	4,821	232
Segment profit (loss)	(89)	2,706	91

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a national environmental services company, providing unique mixed waste and industrial waste management services. The Company has increased its focus on the nuclear services segment, which provides radioactive and mixed waste treatment services to hospitals, research laboratories and institutions, numerous federal agencies including DOE and the U.S. Department of Defense and nuclear utilities. The industrial services segment provides hazardous and non-hazardous waste treatment services for a diverse group of customers including Fortune 500 companies, numerous federal, state and local agencies and thousands of smaller clients. The Company operates nine major waste treatment facilities across the country.

This press release contains "forward-looking statements" which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements include, but are not limited to, the growth prospects of our nuclear segment; new nuclear waste treatment at M&EC, which we expect to resume strong organic growth for the full year as we ramp up treatment of these waste during the balance of 2007; replacing low margin contracts within our Industrial segment with higher margin contracts and taking aggressive steps to further reduce expenses; and completion of the proposed acquisition of Pecos which if completed, will allow us to be involved in the remediation of the DOE's Hanford site. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; and our ability to apply and market our technologies; that neither the federal government nor any other party to a subcontract involving the federal government terminates or renegotiates any material contract granted to us prior to expiration of the term of the contract, as such contracts are generally terminable or renegotiable on 30 day notice, at the government's option; or the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; the completion of the proposed acquisition of PEcoS, which completion is subject to numerous conditions precedents; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2006 Form 10-K and the Forward-Looking Statements discussed in our Forms 10-Q for the first quarter of 2006. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward- looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
(Amounts in Thousands, Except for Per Share Amounts)
	2007	2006

Net revenues	$20,155	$21,118
Cost of goods sold	14,265	14,288
Gross profit	5,890	6,830

Selling, general and administrative expenses	6,543	5,241
Loss (gain) on disposal of property and
equipment	(20)	3
Income (loss) from operations	(633)	1,586

Other income (expense):
Interest income	88	33
Interest expense	(225)	(357)
Interest expense-financing fees	(48)	(49)
Other	(14)	(13)
Income (loss) from continuing operations
before taxes	(832)	1,200
Income tax expense	126	72
Income (loss) from continuing operations	(958)	1,128

Loss from discontinued operations	(126)	(450)
Net income (loss)	(1,084)	678
Preferred Stock dividends	-	-
Net income (loss) applicable to
Common Stock	$(1,084)	$678

Net income (loss) per common share - basic
Continuing operations	$(.02)	$.03
Discontinued operations	-	(.01)
Net income (loss) per common share	$(.02)	$.02

Net income (loss) per common share - diluted
Continuing operations	$(.02)	$.03
Discontinued operations	-	(.01)
Net income (loss) per common share	$(.02)	$.02

Number of shares used in computing net income
(loss) per share:
Basic	52,063	44,831
Diluted	53,067	45,349

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	Dec. 31,
(Amounts in Thousands, Except for Share Amounts)	2007	2006
	(Unaudited)
ASSETS
Current assets
Cash	$982	$1,863
Restricted cash	65	65
Accounts receivable, net of allowance for
doubtful accounts of $385 and $415	16,333	15,256
Unbilled receivables - current	11,578	12,861
Prepaid expenses and other	3,831	5,508
Current assets of discontinued operations	21	22
Total current assets	32,810	35,575

Net property and equipment	46,621	45,920
Net Property and equipment of discontinued
operations	706	706
Permits	13,444	13,395
Goodwill	1,330	1,330
Unbilled Receivables - non-current	3,821	2,600
Finite Risk Sinking Fund	5,566	4,518
Other assets	1,825	1,953
Total assets	$106,123	$105,997

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,995	$3,922
Accrued expenses and other	15,608	15,733
Current liabilities of discontinued
operations	726	707
Current portion of long-term debt	2,421	2,403
Total current liabilities	23,750	22,765
Other long-term liabilities	10,248	10,166
Long-term liabilities of discontinued	1,362	1,402
operations
Long-term debt, less current portion	5,948	5,926
Total long-term liabilities	17,558	17,494
Total liabilities	41,308	40,259

Commitments and Contingencies	-	-

Preferred Stock of subsidiary, $1.00 par
value; 1,467,396 shares authorized,
1,284,730 shares issued and outstanding,
liquidation value $1.00 per share	1,285	1,285

Stockholders' equity:
Common Stock, $.001 par value; 75,000,000
shares authorized, 52,071,244 and
52,053,744 shares issued, including 0
shares held and 988,000 shares of treasury
stock retired in 2006, respectively	52	52
Additional paid-in capital	93,128	92,980
Stock Subscription Receivable	(66)	(79)
Accumulated deficit	(29,584)	(28,500)
Total stockholders' equity	63,530	64,453

Total liabilities and stockholders'
equity	$106,123	$105,997

SOURCE Perma-Fix Environmental Services, Inc.
-0-	05/09/2007
/CONTACT: Dr. Louis F. Centofanti, Chairman and CEO of Perma-Fix Environmental Services, Inc., +1-770-587-5155; or US Investor Relations, David K. Waldman of Crescendo Communications, LLC, +1-212-671-1020 x101, for Perma-Fix Environmental Services, Inc.; or European Investor Relations, Herbert Strauss, +43-316-296-316, herbert@eu-ir.com, for Perma-Fix Environmental Services, Inc./

/Web site: http://www.perma-fix.com/
(PESI)